Exhibit 99.1
DTE Energy Provides 2006 Operating Earnings Guidance of $3.60 to $3.90 per Diluted Share; Reconfirms Previously Issued 2005 Operating Earnings Guidance of $3.10 to $3.30 per Diluted Share
- Continued Utility Earnings Improvements

- Non-Utility Growth

- Incremental Synfuel Oil Hedging Expense of $40-50 million
     DETROIT — DTE Energy (NYSE: DTE) today provided initial 2006 operating earnings guidance of $635 to $690 million, or $3.60 to $3.90 per diluted share. In addition, the company reconfirmed its previously issued 2005 operating earnings guidance of $545 million to $585 million, or $3.10 to $3.30 per diluted share. The company will release 2005 reported and operating earnings on Feb. 15.
     Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. Reconciliations of 2005 operating to reported earnings guidance are at the end of this news release.
     “DTE Energy is well-positioned for growth in 2006 and beyond,” said Anthony F. Earley Jr., DTE Energy chairman and chief executive officer. “The regulatory environment in place at Detroit Edison and MichCon and expected investments at both companies should position our utilities to grow earnings at 5 percent per year through 2010. I believe that our non-utility businesses have significant growth potential for the next several years, and we expect unconventional gas production from the Barnett Shale to emerge as a significant contributor in 2006.”
     “In addition to delivering earnings growth, a major focus in 2006 will be our company-wide Performance Excellence Process,” said Gerard M. Anderson, DTE Energy president and chief operating officer. “This represents a major step-up in our ongoing cost-reduction effort and is essential to help offset rising benefit and health care costs, improve customer service and to reduce the need for future rate increases for our utility customers. Throughout 2006 we intend to report progress on this major initiative.”
     During 2006, elements of the benefits from the Performance Excellence Process will offset a portion of the expected inflationary cost increases. The cost to execute the Performance Excellence Process could result in a non-recurring restructuring charge in 2006, which would be excluded from 2006 operating earnings.
Detroit Edison
     Detroit Edison operating earnings for 2006 are expected to be $320 million to $335 million, which is within range of its allowed return on equity of 11%. The primary drivers of 2006 earnings are the expected incremental impacts from the rate order issued by the Michigan Public Service Commission (MPSC) in November 2004 and lower levels of Electric Choice participation. Partially offsetting these expected benefits is the forecast assumption for normal weather in 2006. During the summer of 2005, Detroit Edison experienced warmer than normal summer weather, which resulted in both higher revenue and gross margin.

MichCon
     MichCon expects operating earnings of $70 million to $80 million in 2006, slightly below its allowed return on equity of 11 percent. MichCon revenues in 2006 are expected to increase over 2005 levels due to a full year impact of the rate order, which was issued by the MPSC in April 2005. Offsetting these positive factors are the assumptions for slightly lower sales volumes due to higher costs of gas and lower usage per customer.
Non-Utility
     From the non-utility business, excluding synfuels and energy trading, the company expects to have operating earnings of $70 million to $75 million. The primary drivers in 2006 are expected increased production in the Barnett Shale region and modest earnings improvement from the on-site energy projects in 2006. Partially offsetting this favorability is an expected decline in coke battery earnings, driven by a contract that provided significant one-year earnings in 2005, but with a subsequent and expected, price and earnings decline in 2006.
Synfuel
     Operating earnings from synfuels are expected to be $210 million to $220 million in 2006. Driving these results are higher cost oil price options that are used to protect the company’s expected synfuel cash flow from the potential phase-out of Section 29 tax credits due to high oil prices. In 2006, the expense of these options is expected to be incrementally higher by $40 million to $50 million over 2005 levels. The company’s synfuel operating earnings guidance assumes that market oil prices do not exceed the threshold price that would diminish the value of the Section 29 tax credits. The objective of the company’s oil hedging activity is to preserve the expected cash flows generated by the synfuels and not necessarily the net income. Through a combination of oil hedging and tax credit carry forwards, the company has protected a substantial amount of expected synfuel cash flows: 70 percent of 2006, 25 percent of 2007 and 100 percent of 2008. The company expects to generate approximately $1.2 billion of synfuel cash flow from 2006 to 2008.
Energy Trading
     Projected operating earnings from Energy Trading are $45 million to $50 million in 2006. The primary driver of this increase is the realization of timing-related impacts from Energy Trading contracts for both gas and electricity. As part of the third quarter 2005 earnings release, the company detailed the nature and expected impacts from these contracts. Due to rising natural gas and electricity prices throughout 2005, these contracts produced mark-to-market losses, which are expected to reverse partially in the fourth quarter of 2005 and are expected to continue to reverse throughout 2006 and 2007. The ultimate realization of these earnings is dependent on the market prices of natural gas and electricity and the timing of the contract settlements. Given that much of Energy Trading’s earnings is timing-related, deviations in 2005 actual earnings from guidance will impact 2006 results.
Fourth quarter 2005 earnings release scheduled for Feb. 15
     On Feb. 15, after market close, the company plans to release its fourth quarter and full-year 2005 earnings. At 9 a.m. EST, Feb 16, the company plans to conduct a conference call to discuss earnings results and other related issues.

Operating Earnings Guidance

	Operating	Operating
	Earnings	Earnings
	Guidance	per Share
2006 Operating Earnings Guidance	($ millions)	Guidance
Detroit Edison	$320-335	$1.81-1.89

MichCon	70-80	0.40-0.45

Non-Utility
Synfuels	210-220	1.19-1.24
Energy Trading (incl. timing related impacts)	45-50	0.25-0.28
Non-Utility (excluding synfuels and energy trading)	70-75	0.40-0.43

Total Non-Utility	325-345	1.84-1.95

Corporate & Other	(70-80)	(0.39-0.45)

2006 Operating Earnings Guidance	$635-690	$3.60-3.90

2005 Operating Earnings Guidance	$545-585	$3.10-3.30

Non-Utility Operating Earnings Guidance by Business Segment

	2006	2006
	Operating	Operating
	Earnings	Earnings
	Guidance	per Share
Non-Utility	($ millions)	Guidance

Power & Industrial Projects (incl. synfuels)	$215-225	$1.22-1.27
Fuel Transportation & Marketing (incl. Energy Trading)	85-90	0.48-0.51
Unconventional Gas Production	25-30	0.14-0.17

Total Non-Utility	$325-345	$1.84-1.95

Reconciliation of 2005 operating earnings guidance to reported earnings guidance

	Earnings	Earnings per
	($ millions)	Share

2005 Operating Earnings Guidance	$545-585	$3.10-3.30
SAP/DTE2 Implementation	(12)	(0.07)
Dtech Discontinued Operations	(32)	(0.18)
2006 Oil Hedges	33	0.19
Land Sale Gain	19	0.10
Rate Case Disallowances	(30)	(0.17)
ITC Gain Sharing Adjustment	(3)	(0.01)
Southern Missouri Gain on Sale	2	0.01

2005 Reported Earnings Guidance	$522-562	$2.97-3.17

     In this release, DTE Energy provides 2006 operating earnings guidance. It is likely that certain items that impact the company’s 2006 reported results will be excluded from operating results. A reconciliation to the comparable 2006 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items such as 2007 oil hedging costs, Performance Excellence Process restructuring charges and DTE2 implementation charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     Use of Operating Earnings Information — Operating earnings excludes items that are not reflective of the ongoing earnings power of the company. Management believes that this measure is a more accurate depiction of the ongoing operations and financial position of the company and is used internally for budgeting and incentive purposes.
     DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at www.dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance associated therewith; nuclear regulations and operations associated with nuclear facilities; changes in the price of oil and its impact on the value of Section 29 tax credits, and the ability to utilize and/or sell interests in facilities producing such credits; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowing; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by FERC, MPSC, NRC and other applicable governmental proceedings or regulations; contributions to earnings by non-utility subsidiaries; changes in federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against damage due to terrorism; changes in accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company. This news release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2004 Form 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media — For Further Information:

Lorie N. Kessler (313) 235-8807 Analysts — For Further Information: Investor Relations (313) 235-8030	Scott Simons (313) 235-8808